Exhibit 99.1
GLG Announces Resignation of Portfolio Manager Greg Coffey
New York, April 22, 2008 — GLG Partners, Inc. (NYSE: GLG), a leading alternative asset manager, today announced that it has accepted the resignation of portfolio manager, Greg Coffey, following discussions initiated last week. This updates the statement GLG issued on form 8-K on April 15, 2008.
Greg will remain with GLG until October 2008, during which period he will continue to manage GLG funds focusing on investment performance and ensuring continuity for GLG’s clients. He will also assist in the succession process. The best interests of our fund investors has been and will continue to be the primary concern of both GLG and Greg throughout this process. Greg will forfeit all of his unvested shares and unvested cash awarded to him under the company’s equity participation and long term incentive plan.
Further announcements on this process will be made as and when appropriate.
About GLG
GLG, one of the largest alternative asset managers in the World, offers its base of long-standing prestigious clients a diverse range of investment products and account management services. GLG’s focus is on preserving client’s capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since its inception in 1995, GLG has built on the roots of its founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining its tradition of client-focused product development and customer service. As of December 31, 2007, GLG managed net AUM of over $24.0 billion.
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Contacts
Investors/analysts:

GLG:	Jeffrey Rojek Chief Financial Officer +1 212 224 7245 jeffrey.rojek@glgpartners.com

Michael Hodes Acting Director of Investor Relations +1 212 224 7223 michael.hodes@glgpartners.com
Media:

Finsbury:	Rupert Younger/Amanda Lee +44 (0)20 7251 3801 rupert.younger@finsbury.com amanda.lee@finsbury.com

Andy Merrill +1 212 303 7600 andy.merrill@finsbury.com